Exhibit 99.1
For Release August 4, 2010
1:00 pm Pacific
Clearwire Reports Strong Second Quarter 2010 Results
•	2Q Ending Total Subscribers of 1.7 Million, Up 231% Year Over Year
•	2Q Total Net Subscriber Additions of 722,000; Including 2Q Net Wholesale Additions of 595,000
•	2Q Wholesale Subscriber Base Increases to 752,000
•	Retail Subscriber Base Increases to 940,000 in 2Q
•	Passed One Million Wholesale Subscriber Milestone in July
•	Second Quarter Revenue of $123 Million — Up 93% Year Over Year
•	Company Surpasses 62 Million People Covered By Its Networks
•	New Wholesale Partners To Resell Branded 4G Services Include Best Buy and Cbeyond
•	Company Raises Guidance
•	Clearwire Announces New 4G LTE Trials Expected to Yield Unmatched Wireless Speeds in the U.S.
KIRKLAND, Wash. — August 4, 2010 — Clearwire Corporation (NASDAQ:CLWR), a leading provider of wireless broadband services and operator of the largest 4G network in the country, today reported its unaudited condensed consolidated financial and operating results for the second quarter of 2010.
“As of today, Clearwire has more than one million wholesale subscribers and just under one million retail subscribers on the country’s first 4G network. By the end of 2010 we now expect to have approximately 3 million total subscribers, a significant increase from our previous guidance of just over 2 million subscribers. The pent up wave of demand for mobile broadband service is evident, and Clearwire is riding our expanding 4G network and growing wholesale distribution model towards a promising second half of 2010,” said Bill Morrow, Clearwire’s CEO.
“We recently expanded our 4G ‘network of networks’ with the addition of new wholesale partners Best Buy and Cbeyond, launched major markets including Washington D.C., St. Louis and Kansas City, and introduced several new devices. As we continue to formulate our plans for the future, we remain confident that our unmatched spectrum portfolio and all-IP network will keep us extremely well positioned in this dynamic and burgeoning market.”
Clearwire ended the second quarter with 1.7 million total subscribers consisting of 940,000 retail subscribers and 752,000 wholesale subscribers. During the second quarter, Clearwire added 722,000 total net new subscribers including 127,000 retail additions and 595,000 wholesale additions. This dramatic increase in wholesale subscribers includes users of multi-mode 3G/4G devices in areas where the Company has not yet launched 4G service but from whom it receives nominal revenue. As of June 30, approximately 52%of the company’s wholesale subscribers resided outside of Clearwire’s currently launched markets.
At the end of the second quarter, Clearwire’s global network covered areas where approximately 62 million people reside, including international and domestic pre-4G coverage. The Company’s domestic 4G coverage reached approximately 56 million people as of June 30.

Revenue for the second quarter was $122.5 million, a 93% increase over second quarter 2009 revenue of $63.6 million. Retail average revenue per subscriber (ARPU) was $41.58 in the second quarter. While wholesale subscriber growth was strong, wholesale revenue reflects the impact of nominal pricing for wholesale subscribers outside of our markets, and includes only one month of results from the strong launch of the Sprint HTC EVO on June 4.
Retail cost per gross subscriber addition (CPGA) improved to $443 in the second quarter, down from $524 in the second quarter 2009. Retail monthly churn was 3.2% in the second quarter.
The second quarter 2010 net loss attributable to Clearwire was ($125.9) million, or ($0.61) per basic share, and includes the impact of $79.0 million incurred in the second quarter, or ($0.09) per share, related to inventory allowance increases and write-offs. The second quarter 2009 net loss attributable to Clearwire was ($73.4) million, or ($0.38) per basic share.
The second quarter 2010 adjusted earnings before interest, taxes, depreciation and amortization and non-cash expenses related to capital assets (adjusted EBITDA) loss was ($363.2) million, as compared with second quarter 2009 adjusted EBITDA loss of ($147.2) million.
2010 Business Outlook
Clearwire continues to expect to cover up to 120 million people with its 4G network by the end of 2010. Within this footprint, services are expected to be offered under both the CLEAR® brand name, and those of the Company’s strategic wholesale providers which will vary across individual markets.
The Company now expects that total subscribers will be approximately three million by the end of 2010, including a portion which may be out-of-market wholesale subscribers from whom the Company expects to receive nominal revenue. Retail CPGA is now expected to be in the low $500’s for the full year 2010, which is an improvement from the previous expectation for retail CPGA to be in the mid-$500’s for the full year. In addition the Company continues to expect average retail ARPU to be above $41.00 for the full year 2010.
The timing and extent of Clearwire’s plans are subject to a number of conditions, including the performance of its networks in the Company’s launched markets and access to additional funding. Due to strong customer loading and increased subscriber usage, the Company currently expects to invest additional capital in network capacity in 2010. The Company is now narrowing its targeted net cash spending guidance to be between $3.0 and $3.2 billion in 2010, which includes the additional spending discussed above, which is offset by the proceeds of $290.3 million from the rights offering.
New Products
This morning Clearwire also announced the launch of the iSpot™, a personal 4G hotspot with dedicated support for Apple’s line of mobile devices, including the iPad™, iPod touch®, and iPhone®. The iSpot brings the speed and mobility of true mobile broadband services to Apple’s user base and adds to the growing number of new 4G devices that Clearwire intends to introduce throughout the remainder of the year.
Technology Trials
In a separate announcement today, Clearwire disclosed plans to conduct technology trials to test multiple coexistence scenarios between LTE and WiMAX radio technologies. The trials are expected to showcase the unique capability of Clearwire’s unmatched spectrum holdings and capacity to provide commercially available LTE solutions that could deliver speeds ranging from 20 to 70 Mbps, far in excess of today’s competitive 4G offerings in the United States.

Other Results of Operations
Cost of goods and services and network costs for the second quarter 2010 increased 221% to $260.6 million compared to $81.2 million for the second quarter 2009. This increase is due to increased tower lease and backhaul expenses resulting from the current and expected launches of new 4G markets. During the second quarter, the Company incurred approximately $79.0 million in inventory allowance increases and write-offs, including $34.0 million related to an increase in its obsolescence and shrinkage allowance. Also, Clearwire incurred approximately $39.0 million related to write-offs of network base station equipment for which the underlying technology is no longer deemed cost-beneficial to incorporate into its network build, and approximately $6.0 million related to write-offs of first generation WiMAX Customer Premise Equipment that the Company no longer plans to sell as it transitions to newer generation devices.
Selling, General and Administrative (SG&A) expense for the second quarter 2010 increased 103% to $229.4 million compared to $113.2 million for the second quarter 2009. The increase is primarily due to higher sales, marketing, and customer care expenses in support of the launch of new markets, as well as additional resources, headcount and shared services that the Company has utilized as it continues to build and launch its 4G markets.
Higher network expansion activities led to an increase in Capital Expenditures (CapEx) to $622 million in the second quarter 2010 and $1.3 billion for the six months ended June 30, 2010 from CapEx of $251 million for the second quarter 2009. Cash spent on operations, CapEx and spectrum was $1.9 billion for the six months ended 2010. This was offset by net proceeds from financing activities of approximately $338 million in the six months ended June 30, 2010, primarily generated from the proceeds of the rights offering and the final closing of the equity investment initiated in the fourth quarter of 2009. The Company ended the second quarter of 2010 with cash and investments of approximately $2.3 billion invested primarily in U.S. Treasury securities.

Clearwire Corporation
Summary of Financial Data
(In thousands, except per share data)
(Unaudited)

	Three months ended
	June 30,			March 31,		December 31,
	2010	2009		2010		2009

REVENUES	$122,521	$63,594	93%	$106,672	15%	$79,915
OPERATING EXPENSES:
Cost of goods and services and network costs (exclusive of items shown separately below)	260,570	81,219	221%	144,599	80%	169,768
Selling, general and administrative expense	229,440	113,246	103%	223,791	3%	201,074
Depreciation and amortization	85,128	46,264	84%	78,756	8%	60,513
Spectrum lease expense	68,152	64,269	6%	66,691	2%	66,224

Total operating expenses	643,290	304,998	111%	513,837	25%	497,579

OPERATING LOSS	(520,769)	(241,404)	116%	(407,165)	28%	(417,664)

LESS NON CASH ITEMS
Non Cash Expenses	72,396	47,943	51%	76,811	-6%	61,408
Depreciation and amortization	85,128	46,264	84%	78,756	8%	60,513

Total non cash	157,524	94,207	67%	155,567	1%	121,921

ADJUSTED EBITDA	(363,245)	(147,197)	147%	(251,598)	44%	(295,743)
Adjusted EBITDA Margin	-296%	-231%		-236%		-370%

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Retail Net Subscriber Additions	127k	12k		172k		87k
Wholesale Net Subscriber Additions	595k	—		111k		35k
Total Subscribers	1,692k	511k		971k		688k
Retail	940k	511k		814k		642k
Wholesale(1)	752k	—		157k		46k
Retail ARPU	$41.58	$39.47		$42.77		$39.86
Retail Churn	3.2%	2.8%		3.0%		3.6%
Retail CPGA	$443	$524		$439		$624
Capital Expenditures	$622MM	$251MM		$690MM		$767MM
Covered POPS	62.2MM	23.1MM		51.5MM		44.7MM
Cash, Cash Equivalents and Investments	$2,272MM	$2,472MM		$3,054MM		$3,892MM

[1]	Includes non-launched markets.
Note: For a definition and a reconciliation of non-GAAP financial measures, including adjusted EBITDA, Retail ARPU, Retail Churn and Retail CPGA please refer to the section titled “Definition Terms and Reconciliation of Non-GAAP Financial Measures To unaudited Condensed Consolidated Financial Statements” at the end of this release.
Management Webcast
Clearwire executives will host a conference call and simultaneous webcast to discuss the Company’s second quarter 2010 financial results at 4:30 p.m. Eastern Time today (1:30 p.m. Pacific Time). A live broadcast of the conference call will be available online on the Company’s Investor Relations website located at: http://investors.clearwire.com.
Interested parties can access the conference call by dialing 1.866.783.2142, or outside the United States 857.350.1601, five minutes prior to the start time. The passcode for the call is 48684299. A replay of the call will be available beginning at approximately 7:30 p.m. Eastern Time on August 4, until approximately 11:59 p.m. Eastern Time on August 18, by calling 1-888-286-8010, or outside the United States by dialing 617-801-6888. The passcode for the replay is 25092341.

About Clearwire
Clearwire Corporation (NASDAQ:CLWR), through its operating subsidiaries, is a leading provider of wireless broadband services. As of June 30, Clearwire’s 4G network is currently available in areas of the U.S. where approximately 56 million people live and the company plans to continue to expand its 4G coverage. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides an unprecedented combination of speed and mobility to deliver next generation broadband access. The company markets its 4G service through its own brand called CLEAR® as well as through its wholesale relationships with Sprint, Comcast and Time Warner Cable. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire is headquartered in Kirkland, Wash. Additional information is available at www.clearwire.com.
Forward Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding: future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.
•	Our current and future plans are subject to a number of conditions and uncertainties, including among others, our ability to manage ongoing market development activities (including the development of over 10,000 sites), our performance in launched markets and our access to additional funding.
•	We regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, modifying the pace at which we build our 4G mobile broadband networks, augmenting our network coverage in markets we launch, changing our sales and marketing strategy and or acquiring additional spectrum. Such modifications to our plans could significantly change our capital requirements.
•	We believe that we require substantial additional financing to maintain our current business plans, and if we are unable to raise such financing on acceptable terms we will need to modify our plans accordingly.
•	We may fail to realize all of the anticipated benefits of the transactions with Sprint and the strategic investors.
•	We have deployed a wireless broadband network based on mobile WiMAX technology, and would incur significant costs to deploy alternative technologies. Additionally, such alternative technologies may not perform as we expect on our network and deploying such technologies would result in additional risks to the company.
•	We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks.
•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.
•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.
•	Sprint Nextel Corporation owns a majority of our shares, resulting in Sprint holding a majority voting interest in the Company, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders.
•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on February 24, 2010 and in our first quarter 10-Q, filed on May 6, 2010 . Clearwire assumes no obligation to update or supplement such forward-looking statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$254,653	$1,698,017
Short-term investments	1,981,317	2,106,661
Restricted cash	1,000	1,166
Accounts receivable, net of allowance of $2,754 and $1,956	11,746	6,253
Notes receivable	4,514	5,402
Inventory, net	18,814	12,624
Prepaids and other assets	74,389	46,466

Total current assets	2,346,433	3,876,589
Property, plant and equipment, net	3,664,242	2,596,520
Restricted cash	35,182	5,620
Long-term investments	36,148	87,687
Spectrum licenses, net	4,457,900	4,495,134
Other intangible assets, net	77,190	91,713
Investments in equity investees	9,469	10,647
Other assets	126,857	103,943

Total assets	$10,753,421	$11,267,853

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and other current liabilities	$463,252	$527,367
Deferred revenue	17,831	16,060

Total current liabilities	481,083	543,427
Long-term debt, net	2,747,925	2,714,731
Deferred tax liabilities, net	5,707	6,353
Other long-term liabilities	352,075	230,974

Total liabilities	3,586,790	3,495,485
Commitments and contingencies

Equity:
Clearwire Corporation stockholders’ equity:
Class A common stock, par value $0.0001, 1,500,000 shares authorized; 242,080 and 196,767 shares issued and outstanding, respectively	24	20
Class B common stock, par value $0.0001, 1,000,000 shares authorized; 743,481 and 734,239 shares issued and outstanding, respectively	74	73
Additional paid-in capital	2,384,873	2,000,061
Accumulated other comprehensive income	1,260	3,745
Accumulated deficit	(633,064)	(413,056)

Total Clearwire Corporation stockholders’ equity	1,753,167	1,590,843
Non-controlling interests	5,413,464	6,181,525

Total equity	7,166,631	7,772,368

Total liabilities and equity	$10,753,421	$11,267,853

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2010	2009

Revenues	$122,521	$63,594	93%
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	260,570	81,219	221%
Selling, general and administrative expense	229,440	113,246	103%
Depreciation and amortization	85,128	46,264	84%
Spectrum lease expense	68,152	64,269	6%

Total operating expenses	643,290	304,998	111%

Operating loss	(520,769)	(241,404)	116%

Other income (expense):
Interest income	1,510	2,964	-49%
Interest expense	(24,469)	(16,966)	44%
Other income (expense), net	(3,197)	(8,513)	-62%

Total other income (expense), net	(26,156)	(22,515)	16%

Loss before income taxes	(546,925)	(263,919)	107%
Income tax provision	(217)	(125)	—

Net loss	(547,142)	(264,044)	107%
Less: non-controlling interests in net loss of consolidated subsidiaries	421,226	190,670	121%

Net loss attributable to Clearwire Corporation	$(125,916)	$(73,374)	72%

Net loss attributable to Clearwire Corporation per Class A
Common Share:
Basic	$(0.61)	$(0.38)

Diluted	$(0.61)	$(0.38)

Weighted average Class A Common Shares outstanding:
Basic	205,126	195,052

Diluted(1)	205,126	723,876

(1)	Due to the timing of the shares issued from the Rights Offering, inclusion of Class B Common Stock is antidilutive for the three months ended June 30, 2010.

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009

Revenues	$229,193	$125,731	82%
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	405,169	154,852	162%
Selling, general and administrative expense	453,231	221,711	104%
Depreciation and amortization	163,884	94,812	73%
Spectrum lease expense	134,843	128,709	5%

Total operating expenses	1,157,127	600,084	93%

Operating loss	(927,934)	(474,353)	96%
Other income (expense):
Interest income	2,760	6,241	-56%
Interest expense	(58,306)	(44,564)	31%
Other income (expense), net	(2,268)	(11,821)	-81%

Total other income (expense), net	(57,814)	(50,144)	15%

Loss before income taxes	(985,748)	(524,497)	88%
Income tax provision	(795)	(39)	—

Net loss	(986,543)	(524,536)	88%
Less: non-controlling interests in net loss of consolidated subsidiaries	766,535	380,107	102%

Net loss attributable to Clearwire Corporation	$(220,008)	$(144,429)	52%

Net loss attributable to Clearwire Corporation per Class A
Common Share:
Basic	$(1.09)	$(0.75)

Diluted	$(1.09)	$(0.75)

Weighted average Class A Common Shares outstanding:
Basic	201,883	193,478

Diluted(1)	201,883	714,931

(1)	Due to the timing of the shares issued from the Rights Offering, inclusion of Class B Common Stock is antidilutive for the six months ended June 30, 2010.

CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009

Cash flows from operating activities:
Net loss	$(986,543)	$(524,536)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	356	(56)
Losses from equity investees, net	1,212	492
Non-cash fair value adjustment on swaps	—	(4,453)
Other-than-temporary impairment loss on investments	—	8,669
Accretion of discount on debt	2,146	37,449
Depreciation and amortization	163,884	94,812
Amortization of spectrum leases	28,110	29,419
Non-cash rent	90,503	42,414
Share-based compensation	30,594	16,552
Loss on disposal or write-off of property, plant and equipment	91,154	9,481
Gain on disposal of assets	(1,425)	—
Changes in assets and liabilities:
Inventory	(3,605)	555
Accounts receivable	(5,788)	(84)
Prepaids and other assets	(67,976)	(14,667)
Prepaid spectrum licenses	(2,688)	(17,162)
Accounts payable and other liabilities	101,244	33,051

Net cash used in operating activities	(558,822)	(288,064)
Cash flows from investing activities:
Capital expenditures	(1,368,667)	(344,528)
Payments for spectrum licenses and other intangible assets	(11,050)	(11,736)
Purchases of available-for-sale investments	(1,701,704)	(1,316,329)
Disposition of available-for-sale investments	1,881,800	1,503,148
Other investing	(20,896)	3,592

Net cash used in investing activities	(1,220,517)	(165,853)
Cash flows from financing activities:
Principal payments on long-term debt	—	(7,146)
Debt financing fees	(21,472)	—
Equity investment by strategic investors	56,671	—
Proceeds from issuance of common stock	302,873	10,239

Net cash provided by financing activities	338,072	3,093
Effect of foreign currency exchange rates on cash and cash equivalents	(2,097)	(186)

Net decrease in cash and cash equivalents	(1,443,364)	(451,010)
Cash and cash equivalents:
Beginning of period	1,698,017	1,206,143

End of period	$254,653	$755,133

Supplemental cash flow disclosures:
Cash paid for interest	$75,499	$10,071
Swap interest paid, net	$—	$5,551
Non-cash investing activities:
Fixed asset purchases in accounts payable and other current liabilities	$164,638	$17,869
Fixed asset purchases financed by long-term debt	$32,962	$—
Capital lease asset purchases	$10,658	$—
Non-cash financing activities:
Vendor financing obligations	$(32,962)	$—
Capital lease obligations	$(10,658)	$—

Definition of Terms and Reconciliation of Non-GAAP Financial Measures to Unaudited Condensed Consolidated Statements of Operations
     The Company utilizes certain financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC. Other companies may calculate these measures differently.
(1) Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization expenses, non cash expenses related to capital assets (towers, spectrum leases and buildings) and stock-based compensation expense. A reconciliation of operating loss to Adjusted EBITDA is as follows:

	Three months ended
	June 30,		March 31,	December 31,
	2010	2009	2010	2009
(in thousands)	(unaudited)
Operating Loss	$(520,769)	$(241,404)	$(407,165)	$(417,664)

Non Cash Expenses
Spectrum Lease Expense	19,204	24,684	24,591	27,780
Tower & Building Rents	42,298	12,647	32,520	30,323
Stock Compensation	10,894	10,612	19,700	3,305

Non Cash Items Expense	72,396	47,943	76,811	61,408

Depreciation and amortization	85,128	46,264	78,756	60,513

ADJUSTED EBITDA	$(363,245)	$(147,197)	$(251,598)	$(295,743)

In a capital-intensive industry, management believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of the Company’s operating performance. We provide Adjusted EBITDA as a supplemental performance measure because management believes it facilitates comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by non-cash expenses related to long-term capital assets and leases, and share-based compensation. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance, management also uses Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry.
     (2) Retail ARPU is revenue comprised of total revenue, less: acquired businesses revenue (revenue from entities that were acquired by Old Clearwire), the revenue generated from the sales of devices, shipping revenue, and wholesale revenue; divided by the average number of retail subscribers in the period divided by the number of months in the period.

	Three months ended
	June 30,		March 31,	December 31,
	2010	2009	2010	2009
(in thousands)	unaudited)
Retail ARPU
Total Revenue	$122,521	$63,594	$106,672	$79,915
Acquired Companies & Other Revenue	(12,854)	(3,807)	(12,766)	(9,350)

Retail ARPU Revenue	109,667	59,787	93,906	70,565

Average Retail Customers	879	505	732	590
Months in Period	3	3	3	3
Retail ARPU	$41.58	$39.47	$42.77	$39.86

Management uses retail ARPU to identify average revenue per retail customer, to track changes in average retail customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per retail customer, and to assist in forecasting future service revenue. In addition, retail ARPU provides management with a useful measure to compare our retail customer revenue to that of other wireless communications providers. We believe investors use retail ARPU primarily as a tool to track changes in our average revenue per retail customer and to compare our per retail customer service revenues to those of other wireless communications providers.
(3) Retail Churn, which measures retail customer turnover, is calculated as the number of retail subscribers that terminate service in a given month divided by the average number of retail subscribers in that month using the actual number of retail subscribers or the pro forma number of retail subscribers, as applicable. Retail subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from our gross retail customer additions and therefore not included in the retail churn calculation.
Management uses retail churn to measure retention of our retail subscribers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. We believe investors use retail churn primarily as a tool to track changes in our customer retention. Other companies may calculate this measure differently.
(4) Retail CPGA (Cost per Gross Addition) is selling, general and administrative costs less general and administrative costs and acquired businesses costs, plus devices equipment subsidy, divided by gross retail customer additions in the period.

	Three months ended
	June 30,		March 31,	December 31,
	2010	2009	2010	2009
(in thousands)	(unaudited)
Retail CPGA
Selling, General and Administrative	$229,440	$113,246	$223,791	$201,074
G&A and Other	(135,533)	(84,869)	(119,799)	(107,482)

Total Selling Expense	93,907	28,377	103,992	93,592

Total Retail Gross Adds	212	54	237	150
Total Retail CPGA	$443	$524	$439	$624

Management uses retail CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. We believe investors use retail CPGA primarily as a tool to track changes in our average cost of acquiring new subscribers.
# # #
Clearwire Corporation
Investor Relations:
Paul Blalock, 425-636-5828
paul.blalock@clearwire.com
Media Relations:
Susan Johnston, 425-216-7913
susan.johnston@clearwire.com
JLM Partners for Clearwire
Mike DiGioia or Jeremy Pemble, 206-381-3600
mike@jlmpartners.com or jeremy@jlmpartners.com